FOR IMMEDIATE RELEASE
WEDNESDAY, 17TH JUNE 1998


                      CARLTON TO ACQUIRE NIMBUS FOR $264m

Carlton Communications Plc, owner of Technicolor, announced today it has entered into a merger agreement to acquire Nimbus CD International Inc., one of the world's leading independent manufacturers of optical discs, including DVD, DVD-ROM, CD-Audio and CD-ROM. Carlton plans to expand the business alongside Technicolor, the world leader in manufacturing and distributing pre-recorded videocassettes, which also has a growing business in manufacturing and distributing optical discs.

Following the agreement, Carlton will make a cash tender offer of $11.50 per share for all the outstanding shares, valuing Nimbus at approximately $264m
(Pounds Sterling 174m). Stockholders and management of Nimbus owning an aggregate of 9,373,322 shares, representing approximately 44 per cent of Nimbus' common stock, have agreed to tender their shares into Carlton's tender offer. In the year ended 31st March 1998, Nimbus reported pre-tax profits of $21m, compared with $14m in the previous year.

Michael Green, Chairman of Carlton, said:

"Technicolor is becoming the leading manufacturer and distributor of optical discs. Just as the company added videocassettes to its film operations in the '80s, now we are adding optical discs in the '90s. The penetration of VCRs, DVD players and PC disc drives are all growing as part of the world wide expansion of screen-based entertainment. Working together with Nimbus, we can serve a larger part of the growing global market"

Lyndon Faulkner, Chairman and Chief Executive Officer of Nimbus, said:

"Nimbus and Technicolor are an excellent match and we look forward to working with one of the most respected names in the packaged media industry. Together we will be able to expand on the service that we provide to all our customers. Technicolor has real distribution expertise. Nimbus has demonstrated the strength of its CD-Audio and CD-ROM capabilities. As a leader in DVD production we believe there is great potential for rapid growth as a supplier of DVD-Video, Divx, and DVD-ROM products to the home entertainment and computer software industries."

DVDs are capable of storing an entire film on one CD-sized disc. DVD players were launched in the US in 1997 with first year sales of approximately 200,000 units. By comparison, sales of VCRs when introduced in 1975 took two years to reach this level of market penetration. Over 1000 different DVD titles have been published and the format is supported by all the major Hollywood studios. DVD-ROMs are a CD-sized discs capable of storing up to 14 times more information than CD-ROMs, allowing for significantly improved video and sound. DVD-ROM drives are forecast to become standard in all PCs and independent forecasts predict sales of over 2 billion DVD-ROMs in the US and Europe by 2003.

Based in Charlottesville, Virginia, Nimbus has the capacity to produce 260m CDs and recently announced its intention to increase its DVD and Divx annual capacity to 28m units. Nimbus serves over 2,000 customers and is one of a select group of Microsoft Authorised Replicators. The company recently signed a five year agreement with Digital Video Express, LP, to replicate the new Divx discs.

The acquisition will strengthen and expand Technicolor's leading position as a global supplier of packaged media services. Technicolor is already the world's largest producer and distributor of pre-recorded videocassettes for the Hollywood studios and has a growing business in manufacturing optical discs. Technicolor, with the capacity to produce 650m videocassettes and 40m CDs a year, recently announced the trebling of its DVD capacity to 15m units a year.

Together with Nimbus, Technicolor will be able to provide a fully integrated service of mastering, manufacturing and distribution in every major format in all the key markets. Production and distribution operations will cover the US, continental Europe and the United Kingdom. The two businesses will serve a wide range of customers, including publishers of audio CDs, CD-ROMs, DVDs and DVD-ROMs. Combined DVD capacity will be almost 50m units a year.

                                    - ENDS -

For further information, please contact:

David Cameron      Carlton Communication Plc                       0171 663 6363
Steve Minkel       Nimbus CD International, Inc.               00 1 804 985 1100
                                                                       (ext 371)

NOTES TO EDITORS:

1. Technicolor Video, based in Camarillo, California is the world's largest producer of pre-recorded videocassettes. Technicolor Film, based in North Hollywood, is the world's largest processor of motion picture film. Technicolor also has US facilities in New York, Michigan and Tennessee, a new business in Mexico and European plants in the United Kingdom, Holland, Italy, Spain and Denmark. Technicolor's leading customers include the Hollywood studios, Disney, Warner, Columbia Tristar, DreamWorks, Polygram and New Line.

2. Nimbus is one of the world's leading independent manufacturers of optical discs: distributed throughout North America, the United Kingdom and continental Europe. Nimbus is at the forefront of optical disc manufacturing technologies and provides complete DVD software and audio production services. As at 31st March 1998, the company had net assets of $66m, including net debt of $18m.